Exhibit 10.48

CONSULTING AGREEMENT

William M. Caldwell IV (“Caldwell”) and Advanced Cell Technology, Inc. (“ACT”) desire to enter into an agreement under which Caldwell will provide business consulting services to ACT in advance of ACT receiving its next round of financing. Accordingly, the parties hereby mutually agree as follows:

1.                                      Consulting Services.

a)                                      Duties.  Caldwell will provide to the ACT the consulting services related to the Company’s operations, management, corporate structure and financing.

b)                                     Term.  The term of this Agreement shall commence on September 15, 2004, and shall continue through the date upon which ACT closes the round of financing contemplated by the Term Sheet dated August 17, 2004 between ACT and Quantum Merchant Bankers (“Next Round of Financing”).

c)                                      Hours of Work.  Caldwell shall devote the amount of time necessary to complete the consulting services required under this Agreement.  The parties anticipate that Caldwell will work full time on his consulting duties.

d)                                     Other Engagements.  Caldwell may accept other consulting assignments, and engage in other business activities, so long as they do not interfere with his obligations under this Agreement.

2.                                      Compensation.

a)                                      Consulting Fee.  The ACT will compensate the Caldwell at a rate of ten thousand dollars ($10,000.00) per month.  Caldwell understands and agrees that this Consulting fee will accrue during the Term of this Agreement and shall be paid in full upon the close of the Next Round of Financing.  In exchange for Caldwell deferring payment of his monthly consulting fee, ACT shall pay Caldwell a bonus of ten thousand dollars ($10,000.00) upon the close of the Next Round of Financing.

b)                                     Expenses.  ACT will reimburse Caldwell for reasonable travel and other business expenses incurred by Caldwell in the performance of his duties, Caldwell will provide receipts to the ACT if necessary.

3.                                      Confidential Information.

a)                                      General Restrictions.  Caldwell agrees to maintain the confidentiality of ACT’s proprietary information, trade secrets and confidential business information and materials disclosed during the term of this Agreement.  Upon completion of the consulting services, Caldwell will return all confidential materials and equipment provided during the term of this Agreement, except as authorized by ACT.

b)                                     Limitation.  Nothing in this Agreement or any other agreement (i) shall prevent Caldwell from using or disclosing confidential information to the extent necessary to carry out the responsibilities in this Agreement; (ii) shall restrict Caldwell’s use or disclosure of information that is or becomes publicly known through lawful means, that was rightfully in his possession or part of his general knowledge prior to the term of this Agreement, or that is disclosed to Caldwell without confidential or proprietary restrictions by a person who rightfully possesses the information; or (iii) shall prevent Caldwell from responding to a lawful subpoena or court order.

c)                                      Former Agreements.  The parties agree that Caldwell will neither use nor disclose the trade secrets, confidential information or confidential materials of any third parties, and the ACT will neither ask nor require Caldwell to do so.

4.                                      Independent Contractor Status.  Caldwell is an independent contractor and is responsible for the payment of all taxes applicable to the consulting services.  Caldwell shall be exclusively responsible for the manner and method by which the consulting services are performed.

5.                                      Indemnification.  ACT agrees to indemnify, defend and hold harmless Caldwell against any liability incurred by Caldwell within the course and scope of the consulting services provided by Caldwell.

6.                                      Termination.  This Agreement shall be effective until terminated by either party.  Either party may terminate the Agreement by giving the other party written notice, which shall be effective upon receipt by the other party (unless a later date is specified in the notice).  Upon termination of this Agreement, ACT shall compensate Caldwell for all services performed prior to the effective date of termination and shall reimburse Caldwell for all expenses incurred prior to the effective date of termination.  Thereafter, the parties shall owe no further obligations to each other except as provided in this Agreement.

7.                                      Arbitration.  All claims that Caldwell and ACT may have against each other in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in California in accordance with the rules of the American Arbitration Association, as amended.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.

8.                                      Miscellaneous Provisions.

a)                                    Integration.  The parties agree that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied in this Agreement and any Work Order to which the parties agreed.  This Agreement shall supersede all prior or contemporaneous agreements and understandings between the parties, with respect to any subject covered by this Agreement, except as otherwise provided in this Agreement.

b)                                   Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.  No failure to exercise and no delay in exercising any right under this Agreement shall operate as a waiver thereof.

c)                                    Assignment; Successors and Assigns.  Neither party shall assign or otherwise transfer any rights or obligations under this Agreement, without the written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective heirs, successors, attorneys, and permitted assigns.

d)                                   Severability.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

e)                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of California.

f)                                      Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

THE UNDERSIGNED HAVE READ AND AGREE TO THE TERMS OF THIS CONSULTING AGREEMENT, AND HAVE DULY EXECUTED THIS AGREEMENT AS OF OCTOBER 1, 2004.

William M. Caldwell IV

/s/ William M. Caldwell IV 10/19/04

Advanced Cell Technology, Inc.

/s/ Michael West 10-19-04
By:	Michael West
Title: Chief Executive Officer